Exhibit 99.3

Power of Attorney

No. D-034/221

This Power of Attorney is issued in Saint Petersburg on June 29, 2009.

By this Power of Attorney Open joint-stock company “Polymetal”(hereinafter referred to as the Principal), registered by decision of the Saint Petersburg Registration Chamber No. 100261 dated March 12, 1998, under 1027802743308 (OGRN) being a legal entity, organized and existing under the laws of Russian Federation, with a registered address of its permanent executive body and the mailing address at:  2 Prospekt Narodnogo Opolcheniya, 198216, Saint Petersburg, represented by the general director Mr Vitaliy Natanovich Nesis (Passport No. 40 00 678591 issued on 20 August 2001 by the 19 Police Department of Vyborg district of Saint-Petersburg), acting on the basis of the Charter of the Principal, hereby authorizes:

Mr Pavel Alexandrovich Danilin
(Passport No. 27 01 275937, issued on 25 September 2001 by the Internal Affairs Department
of the Leningrad region, of the city of Kaliningrad)

to act as legal representative in the interests of the Principal, and to exercise all necessary authorities and sign all necessary documents in relation to realization of Principal’s right to obtain an exemption under Rule 801 of The Securities Act of 1933 of the United States of America in relation to the proposed placement of the Principal’s shares under closed subscription, including the right (without limitation):

•                  to participate in negotiations on behalf of the Principal;

•                  to sign, among others, the following documents on behalf of the Principal:

•                  Form CB of the Securities and Exchange Commission of the United States of America;

•                  Form F-X of the Securities and Exchange Commission of the United States of America;

•                  documents relating to the appointment of Law Debenture (or any other company) as a Principal’s process agent in the United States of America;

•                  to approve any advertisement forms, and allocation of such advertising by the Principal in relation to Rule 801 of The Securities Act of 1933 of the United States.

The right to execute documents indicated above in this Power of Attorney, also includes execution of the exhibits, amendments, supplementary agreements and other documents that amend or supplement these documents, and any other documents relating to the implementation of such documents.

By this Power of Attorney, P.A. Danilin is authorized to take on behalf of the Principal any other actions and execute formalities necessary for the performance and/or documenting any of the foregoing.

This Power of Attorney issued is not capable of sub-delegation.

This Power of Attorney will be valid for a period of 3 (three) months.

General Director
OJSC “Polymetal”	[Corporate Seal]	/s/ V.N. Nesis